Exhibit 5.4 and 23.4

May 2, 2025

Cintas Corporate Services, Inc.

6800 Cintas Boulevard

P.O. Box 625737

Cincinnati, OH 45262-5737

Re:	$400,000,000 of 4.200% Senior Notes due 2028 of Cintas Corporation No. 2

Ladies and Gentlemen:

We have acted as special Ohio counsel for Cintas Corporate Services, Inc., an Ohio corporation (the “Company”), in connection with the issuance and sale of $400,000,000 aggregate principal amount of 4.200% Senior Notes due 2028 (the “Notes”) of Cintas Corporation No. 2, a Nevada corporation (the “Issuer”), and the full and unconditional guarantee of the Notes (the “Guarantees”) by the Company, as well as Cintas Corporation, a Washington corporation, and Cintas Corporation No. 3, a Nevada Corporation (collectively, the “Non-Covered Guarantors”), pursuant to that certain Underwriting Agreement dated as of April 28, 2025, by and among the Issuer, the Company, the Non-Covered Guarantors and KeyBanc Capital Markets, Inc., MUFG Securities Americas Inc. and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named therein. The Notes and the Guarantees are to be issued pursuant to that certain Indenture dated as of May 28, 2002 (the “Base Indenture”), by and among the Issuer, the Company, the Non-Covered Guarantors and U.S. Bank Trust Company, National Association (as successor to Wachovia Bank, National Association), as trustee (the “Trustee”), as amended and supplemented by that First Supplemental Indenture dated as of November 8, 2010 (together with the Base Indenture, the “Indenture”), by and among the Issuer, the Company and the Trustee, with the terms of the Notes established pursuant to an Officer’s Certificate dated May 2, 2025 (the “Officer’s Certificate” and, together with the Indenture and the Guarantees, collectively the “Offering Documents”).

In rendering the opinions set forth herein, we have examined such documents, corporate records, certificates of public officials, other instruments and matters of law as we have deemed relevant or necessary for purposes of such opinions.

We are members of the bar of the State of Ohio. We do not hold ourselves out as being conversant with, and therefore express no opinion with respect to, the laws of any jurisdiction other than the laws of the State of Ohio that, in each case, are in our experience normally applicable to transactions of the type contemplated by the Indenture, the Notes and the Guarantees, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Company is a corporation validly existing under Ohio law.

2. The Company had, on the relevant dates, (a) all necessary corporate power to execute and deliver the Guarantees and has the power to perform its obligations under the Guarantees, (b) taken all corporate action necessary to authorize the execution, delivery and performance of the Guarantees and (c) duly executed and delivered the Guarantees.

3. As of the date above, the execution, delivery, performance and compliance with the terms and provisions of the Guarantees by the Company do not violate or conflict with the laws of the State of Ohio or the terms and provisions of the articles of incorporation or code of regulations of the Company.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that: (i) all documents submitted to us as originals are authentic and complete; (ii) all documents submitted to us as copies conform to authentic, complete originals; (iii) all signatures on all documents that we reviewed are genuine; (iv) all natural persons executing documents had and have the legal capacity and authority to do so; (v) all statements in certificates of public officials and officers of the Company, the Issuer and/or the Non-Covered that we have reviewed were and are accurate; (vi) the Notes offering is within the authority of the Issuer to make, and each of the Indenture, the Notes, the Guarantees and all documents and agreements related thereto have been duly authorized, executed and delivered by all parties thereto (other than the Company); (vii) all representations made by the Company, the Issuer and/or the Non-Covered Guarantors as to matters of fact in the documents that we reviewed were and are accurate; (viii) that the Issuer will perform its obligations under the Indenture in good faith and in a commercially reasonable manner; (ix) that there has been no mutual mistake of fact or misunderstanding, there exists no fraud, duress, or undue influence with respect to the agreements and obligations contemplated by the Indenture or the Guarantees, and there are no agreements or understandings, verbal or written, by and among the Issuer, the underwriters, and the Company which would modify or affect the obligations of the Company under the Indenture or the Guarantees; (x) all exhibits referred to in the Offering Documents are accurate and have been properly completed and attached, and there is no document or other information which has not been furnished to us which would materially alter, modify or amend the Offering Documents; (xi) that there exists valid and lawful consideration for the parties to enter into each of the Indenture and/or the Guarantees to which they are a party; (xii) that all conditions precedent to closing the transaction contemplated by the Indenture and the Guarantees have been satisfied or waived; (xiii) that each party to the Indenture and/or the Guarantees (other than the Company) has complied with and will comply with all legal requirements pertaining to the Indenture and/or the Guarantees; and (xiv) that the Company will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the transaction contemplated by, or performance of, the Indenture and/or the Guarantees.

As to facts material to the opinions and assumptions expressed herein, we have further relied upon (i) information in Company documents available in public record databases (and all opinions based on such publicly available documents are as of the date of such publicly available documents and not as of the date of this opinion letter), and (ii) oral or written statements and representations of officers and other representatives of the Issuer and the Company, and others. We have not independently verified the facts so relied upon.

We express no opinion with respect to (i) federal and state securities or “blue sky” laws or regulations (including, without limitation, the antifraud provisions thereof or margin regulations), (ii) federal banking and financial institution laws, (iii) any antitrust, unfair competition, environmental, employee benefit or pension, telecommunications, communications, transportation, fiduciary duty, labor, employment, federal contract, real property or tax laws, (iv) any privacy, national security, antiterrorism, money laundering, racketeering, criminal and civil forfeiture, foreign corrupt practices, foreign asset or trading control laws (including, without limitation, the Foreign Corrupt Practices Act, the Trading with the Enemy Act, International Emergency Economic Powers Act, the USA PATRIOT Act and the Foreign Investment Risk Review Modernization Act), or any related enabling legislation, executive order, rule or regulation, (v) the Corporate Transparency Act, (vi) any municipal or other local law, rule or regulation, (vii) any real property, zoning, land use, leasing, building or construction laws, rules or regulations, (viii) any laws, rules or regulations related to health, safety, healthcare, food or drugs, public utilities or energy, insurance, (ix) any patent, copyright or trademark or other intellectual property laws, rules or regulations, (x) the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, or (xi) the Federal Reserve Board margin regulations.

We express no opinion as to the validity or enforceability of any document, including, but not limited to, the Indenture, the Notes and the Guarantees.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Parent and incorporated by reference into the Registration Statement on Form S-3, as amended (Registration Nos. 333-276421, 333-276421-01, 333-276421-02 and 333-276421-03) (the “Registration Statement”), filed by the Issuer and the Guarantors to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Keating Muething & Klekamp PLL under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

        Keating Muething & Klekamp PLL